EXHIBIT 99.1

Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President & CEO	Executive Vice President & CEO
860-582-8868	860-585-2118

FIRST VALLEY BANCORP, INC. ELECTS NEW DIRECTOR

Bristol, Connecticut - December 21, 2006 - Robert L. Messier, Jr., President and Chief Executive Officer of First Valley Bancorp, Inc., parent company of Valley Bank, announced that Mark J. Blum, Executive Vice President, Treasurer and Chief Financial Officer of First Valley Bancorp, Inc. and Valley Bank, has been elected a Director of both First Valley Bancorp, Inc. and Valley Bank at the December 18, 2006 Board of Directors’ meetings.

Mr. Blum has served in his current capacities at Valley Bank since December 2000 and at First Valley Bancorp, Inc. since its inception in July 2005. He has thirty years of banking experience. Prior to joining Valley Bank, he served as Executive Vice President and Chief Financial Officer of Eagle Financial Corporation and its subsidiary, Eagle Bank.

Mr. Blum resides in Watertown with his wife, Nancy, and three children, Jeffrey, Gregory and Alexander. He graduated from the University of Connecticut with a bachelor’s degree in accounting and an MBA with a concentration in finance. He is an active participant in the Bristol community, serving as the President of the Boys and Girls Club and Vice President of the Connecticut Youth and Family

Alliance. He also serves on the Board of Directors of the Bristol Hospital and the Main Street Community Foundation and is involved in committee work at the United Way of West Central Connecticut and the Bristol Association for Retarded Citizens.

Valley Bank is a commercial bank with full service offices in Bristol and Terryville. The Bank will be opening two additional full service offices at 98 Main Street in Southington and 888 Farmington Avenue in Bristol early in the first quarter of 2007. For more information, visit the Bank’s website at www.valleybankct.com or call 860-582-8868.

First Valley Bancorp, Inc. stock is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

--- End ---

Statements in this news release, if any, concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications. Actual results also may differ based on the Company’s ability to successfully maintain and integrate customers from acquisitions.  The Company intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.